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                                                               EXHIBIT 23.9

           CONSENT OF NATIONAL ASSOCIATION OF CONVENIENCE STORES

      We hereby consent to the reference to our association in the prospectus which is a part of the Registration Statement on Form S-1 of The Pantry, Inc. and to the use of material from the National Association of Convenience Stores 1998 State of the Industry report therein. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act.

NATIONAL ASSOCIATION OF CONVENIENCE STORES

/s/ Thomas Monday

Name: Thomas Monday

Title: Vice President, Education and
 Information

April 26, 1999